Conductor Funds

Change of Independent Public Accountant (Unaudited)

April 30, 2022

On April 5, 2022, the Audit Committee of the Board of Trustees of Two Roads Shared Trust (the "Trust" or “registrant”) selected and appointed and recommended BBD, LP (“BBD”) as the Fund’s independent registered public accounting firm for the fiscal year ending October 31, 2022, in replacement of Grant Thornton LLP ("GT") who were dismissed as the independent registered public accounting firm for the Fund.

GT reports on the Fund’s financial statements for either of the past two years did not contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years of the Funds ended October 31, 2020 and October 31, 2021, and the subsequent interim period through April 5, 2022, (i) there were no disagreements between the Funds and GT on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of GT, would have caused it to make reference to the subject matter of the disagreement in its report on the financial statements for such period and (ii) there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

During the fiscal years of the Funds ended October 31, 2020 and October 31, 2021, and during the subsequent interim period through April 5, 2022, neither the registrant, nor anyone acting on its behalf, consulted with BBD on behalf of the Funds regarding the application of accounting principles to a specified transaction (either completed or proposed), the type of audit opinion that might be rendered on the Funds’ financial statements, or any matter that was either: (i) the subject of a “disagreement,” as described in Item 304(a)(1)(iv) of Regulation S-K and the instructions thereto; or (ii) a “reportable event,” as defined in Item 304(a)(1)(v) of Regulation S-K.

July 11, 2022

U.S. Securities and Exchange Commission

100 F. Street, N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Exhibit 13(a)(4) of the Conductor Funds’ Form N-CSR filing dated July 11, 2022 and agree with the statements made in paragraphs two, three and four. We have no basis to agree or disagree with the statements in paragraph one of Exhibit 13(a)(4).

Sincerely,

/s/ Grant Thornton LLP